Exhibit 28(a)(1)

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

• Frist: The name of the trust is Fiera Capital Series Trust

• Second: The name and address of the Registered Agent in the State of Delaware is Corporation Service Company and its address is located at 2711 Centerville Road, Suite 400, Willington, County of Delaware 19808

• Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial intersts, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. && 80a-1 et seq.).

• Fourth: (Insert any other information the trustees determine to include therein.)

The name of the initial trustee is Stephen A. McShea.

The business address of the trustee is 375 Park Avenue 8th Floor, New York, New York 10152.

By:	/s/ Stephen A. McShea
Trustee(s)

Name:	Stephen A. McShea
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